November 8, 2018

David Schulte
President and Chief Executive Officer
CorEnergy Infrastructure Trust, Inc.
1100 Walnut, Ste. 3350
Kansas City, MO 64106

       Re: CorEnergy Infrastructure Trust, Inc.
           Registration Statement on Form S-3
           Filed November 1, 2018
           File No. 333-228101

Dear Mr. Schulte:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Joshua Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities